EXHIBIT (g)

                          Form of Reinsurance Agreement

                        Novation to Reinsurance Agreement

WHEREAS, Ameritas Variable Life Insurance Company ("AVLIC") and Generali USA Life Reassurance Company ("Reinsures"), are patties to a reinsurance agreement ("Reinsurance Agreement"), whereby Reinsurer reinsures AVLIC in accordance with the terms of the Reinsurance Agreement, which is identified on Exhibit "A", attached hereto and incorporated herein; and

WHEREAS, AVLIC is merging into its parent, Ameritas Life Insurance Corp. ("Ameritas") with Ameritas as the surviving company and with the closing of the merger (the "Merger") scheduled to occur after the close of business on April 30, 2007;

It is therefore agreed:

1........Substitution of Party -- The Reinsurance Agreement is amended to provide for Ameritas to act as the reinsured party in substitution of AVLIC.

2........Performance of Duties, Assumption of Rights -- Ameritas hereby assumes and agrees to perform the duties previously performed by AVLIC under the Reinsurance Agreement and hereby assumes the rights previously held by AVLIC under the Reinsurance Agreement. Generali USA Life Reassurance Company hereby accepts Ameritas' agreement and assumption of such duties and rights and accepts the substitution of Ameritas for AVLIC under the Reinsurance Agreement.

3........Effective Date -- This Novation shall take effect as of the actual closing date of the Merger, and such effectiveness is conditioned upon the closing of the Merger. Ameritas will notify the other parties hereto of any change in the scheduled closing date and of the actual closing date.

In witness whereof the parties have signed this instrument. Executed this 3rd day of May,2007.

                                        Ameritas Variable Life Insurance Company

                                    By. /S/ Marty L. Johnson

                                    Print:  Marty L. Johnson

                                    Title: Assistant Vice President

                                    Date:  May 3, 2007


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Ameritas Life Insurance Corp.

By.  /S/ Robert G. Lange

Print:  Robert G. Lange

Title:  Vice President and General Counsel

Date:  May 3, 2007

Generali  USA Life Reassurance Company

By.  /S/ David A. Gates

Print:  David A. Gates

Title:  SVP

Date:  May 10, 2007

                                    EXHIBIT A

                                                       Reinsurance
   Cedant                Reinsurer            Agreement Number   Effective Date

Ameritas Variable Life   Generali USA Life        200601-024     January 1, 2006
Insurance Company        Reassurance Company

                       [GENERALI GROUP Logo] GENERALI USA

                             Life Reassurance Company

                         AUTOMATIC YEARLY RENEWABLE TERM

                              REINSURANCE AGREEMENT

                                             between

                       AMERITAS VARIABLE INSURANCE COMPANY

                                Lincoln, Nebraska

                                               and

                      GENERALI USA LIFE REASSURANCE COMPANY

                              Kansas City, Missouri

                          GENERALI GROUP LOGO

                                TABLE OF CONTENTS

Article I. Automatic Reinsurance ............................................3
Article II. Facultative Reinsurance .........................................4
Article 111. Ceding Company Conditional or Temporary Coverage................5
Article IV. Commencement of Liability .......................................6
Article V. Premium ..........................................................6
Article VI. Administration ..................................................8
Article VII. Increase in Retention & Recapture ..............................8
Article VIII. Reductions, Terminations , Increases & Reinstatements .........9
Article IX. Conversions, Exchanges & Replacements ..........................11
Article X. Claims ..........................................................12
Article XI. Contestable Claims .............................................13
Article XII. Administrative Errors .........................................14
Article XIII. DAC Tax..              .......................................16
Article XIV, Dispute Resolution & Arbitration ..............................16
Article XV. Confidentiality ................................................18
Article XVI. Insolvency ....................................................20
Article XVII. General Reinsurance Provisions ...............................20
Article XVIII. Duration of Agreement .......................................22
Article XIX. General Provisions ............................................22


Schedule A. Treaty Specifications

Schedule B. Plan, Benefit and Rider Information Schedule C. Additional Detailed Information

Exhibit I. Retention

Exhibit IA. Underwriting Guidelines Exhibit II. Reinsurance
Premiums Exhibit HA. Miscellaneous Premiums Exhibit HD.
Percentages of Premium Exhibit III. Allowances
Exhibit IV. Record Layout

This automatic yearly renewable term reinsurance agreement (the "Agreement") is an indemnity reinsurance agreement between Ameritas Variable Insurance Company ("the Ceding Company") (NAIC # 97977, BIN: 470657746) and Generali USA Life Reassurance Company ("Generali USA"; NAIC #: 97071, EIN 13-3126819), The Agreement shall become effective on the date the last required signature is affixed (the "Effective Date").

                        Article I. Automatic Reinsurance

  A. Reinsured Policies. Beginning on January 1, 2006, (the "Coverage Commencement Date") and continuing until this Agreement is terminated, the Ceding Company will automatically cede to the Generali USA and Generali USA will reinsure: (w) the specified portion of the life insurance risk as set forth on Schedule A entitled "Quota Share in Excess of Retention"; (x) arising under the insurance policies, riders and supplementary benefits listed in Schedule A (the "Underlying Policies"),
       (y) up to the "Automatic Binding Limits" shown in Schedule A and (z) that meet the following conditions and limitations, such policies meeting all of these requirements being the "Reinsured Policies".

1. The insured, at the time of the application, must be a permanent resident of the United States or Canada and such other countries as the parties may specify in Schedule A.

2. The Ceding Company must keep that portion of an Underlying Policy's risk specified in Retention Schedule (Exhibit 1) for each life. Further, the Ceding Company must continue to retain risk on such insured life until its "NI" amount of "Retention" on the applicant life has been retained.

3. The Ceding Company has underwritten the Underlying Policy in material compliance with the underwriting guidelines and polices that have been adopted by the Ceding Company, and are in use on the Coverage Commencement Date (for purposes of clarity, the Affiliate has adopted the guidelines and procedures used by the Ceding Company; hereinafter referred to as the "Underwriting Guidelines"), excerpts of which are shown in Exhibit IA. Material changes to the Underwriting Guidelines must be approved by Generali USA prior to being used to underwrite Underlying Policies.

4. The total of the new ultimate amount of reinsurance required, including contractual increases, plus the amount already reinsured on the applicant life under this Agreement and all other reinsurance agreements between Generali USA and the Ceding Company, does not exceed the "Automatic Binding Limits" set out in Schedule A.

5. The amount of life insurance inform in all companies, including any coverage to be replaced plus the amount currently applied for on the applicant life in all companies, does not exceed the "Jumbo Limit" specified in Schedule A.

6. The application is for a life that has not been submitted facultatively to Generali USA or any other reinsurer within the last three (3) years, unless the mason for the prior facultative submission was solely for capacity that may now be accommodated within the terms of this Agreement

7. The automatic mortality rating on any one life shall not exceed the "Table Rating" specified in Schedule A, or its equivalent on a flat extra premium basis. Unless otherwise agreed $2,50 per thousand of face amount is equal to one table.

Treaty Reference #: 200601-024                   3

  8. The applicant's age does not exceed the Maximum Automatic Issue Age specified in Schedule A.

       The Ceding Company has not reinsured the amount it has retained on a life covered under this Agreement, on any basis, without prior notification to Generali USA.

B. Back Dating. Underlying Polices whose effective dates have been "backdated" up to a maximum of six months from the Coverage Commencement Date to "save age", are also eligible to be Reinsured Policies so long as they meet all of the other conditions. If a lesser time period is specified by applicable regulatory provisions, such lesser period shall control. The six month period is all that will be allowed for this Agreement regardless of whether or not regulatory provisions will allow a longer period. Further, regardless of any other provision to the contrary, Generali USA's liability for claim for such backdated Reinsured Policies begins on the Coverage Commencement Date.

                             Article II. Facultative Reinsurance

A. The Ceding Company may submit any application for an Underlying Policy to Generali USA for its consideration on a facultative basis.

1. Application. The Ceding Company may apply for reinsurance on a facultative basis by sending to Generali USA an "application" for facultative reinsurance and providing copies of all underwriting documentation and evidence that is available for risk assessment including, but not limited to, copies of the application for insurance, medical examiners' reports, attending physicians' statements, inspection reports, and any other information bearing on the insurability of the risk. The Ceding Company must also notify Generali USA of any outstanding underwriting requirements at the time of the facultative submission. Any subsequent information received by the Ceding Company that is pertinent to the risk assessment must be transmitted to Generali USA as soon as possible.

       a. The parties may agree in writing from time to time upon the form, format, media for the information and methods of transmission of the facultative application and supporting documentation.

2. Response. Upon completing its review of the facultative application and supporting documentation, Generali USA will promptly inform the Ceding Company of its decision which will be one of the following.

a.        An unconditional offer to accept the facultative application;

b. A conditional offer to accept the facultative application that is subject to Generali USA being provided specified additional evidence of insurability. Upon Generali USA's acceptance of the additional evidence in writing, the conditional offer shall become an unconditional offer and the Ceding Company shall have one-hundred twenty (120) days from such date to accept the offer as provided below.

c.        A declination.

a.

3. Generali USA's conditional or unconditional offers expire at the end of one hundred twenty (120) days from the date of the offer, unless otherwise agreed in writing by Generali USA.

4. Acceptance. If the unconditional offer is acceptable to Ceding Company, it must notify Generali USA in writing of its acceptance of the offer within the one hundred twenty (120) day offer period.

5. The Ceding Company must advise Generali USA in writing if the application for facultative reinsurance is not to be placed,with Generali USA. The acceptance of the facultative offer from another reinsurer by the Ceding Company automatically terminates Generali USA's facultative offer.

             Article III. Ceding Company Conditional or Temporary Coverage.

A.   Exclusions, Regardless of any provision to the contrary, the provisions of
     Article I Automatic Reinsurance and Article II Facultative Reinsurance do not apply to and no reinsurance is available under those provisions in a situation where the Ceding Company provides insurance coverage for an applicant prior to the issuance and proper delivery of a Reinsured Policy to the applicant during his or her lifetime.

B. Conditional Coverage. Generali USA will provide the following limited indemnity reinsurance coverage in an instance where "conditional receipt" coverage, temporary insurance coverage or other similar coverage is made available to the Ceding Company's applicant (the "Applicant") prior to the issuance of a Reinsured Policy during the lifetime of the applicant, subject to the following conditions.

   1. The Ceding Company must (x) provide Generali USA with all relevant forms, rules, requirements and practices applicable to such coverage (the "Conditional Rules"), (y) the Conditional Rules are found to be acceptable to Generali USA, with such approval not being unreasonably withheld and (z) the Applicant's coverage was provided in accordance with the Conditional Rules in all material respects.

       a. If there are material changes in the Conditional Rules, no coverage is available under this Article during the period from the date of such change until the date the Ceding Company has provided Generali USA with updated copies and Generali USA has agreed that they are acceptable, with such agreement not being unreasonably withheld.

C. Coverage Limits. Notwithstanding any provision to the contrary, the reinsurance coverage provided under this Article is strictly limited to the percentage of Generali USA's participation of the maximum amount stated in the conditional receipt ($250,000) for any single life regardless of the number and terms of any conditional receipts, temporary coverage terms, policy provisions, settlement terms or other similar provisions after the Ceding Company has retained their maximum retention for the age and rating applicable to the insured. Conditional receipt form number VUL-ACLIC Rev. 8-01 is used by the Ceding Company.

A.
                                       5

                      Article IV. Commencement of Liability

Except for the limited conditional reinsurance coverage provided pursuant to
Article III, the following will control when Generali USA's liability under this Agreement will come into existence.

A. Automatic Reinsurance. Subsequent to the Effective Date and if all other requirements of the Agreement have been met, Generali USA's liability for a Reinsured Policy that is issued and in force will commence at the same time as the Ceding Company's.

B. Facultative Reinsurance. If all other requirements of the Agreement have been met, Generali USA's liability for risks subject to an unconditional facultative offer will commence at the same time as the Ceding Company's liability, provided that (w) the Agreement is in effect, (x) Generali USA has made an unconditional facultative offer, (y) the offer was accepted in writing prior to the expiration of the offer, and (z) the resultant Underlying Policy is issued. Upon satisfaction of these conditions, the resultant Underlying Policy becomes a Reinsured Policy.

                               Article V. Premium

A. Premiums. The premium rates and the percentages of those rates, and allowances for life insurance and other benefits reinsured under this Agreement are shown in Exhibits E, IIA, lB, and Exhibit Ill respectively.

B. The life insurance rates shown in Exhibit II are guaranteed for one year. Although Generali USA anticipates continuing to accept reinsurance at these rates, Generali USA has the right to increase these rates by giving the Ceding Company at least ninety (90) days advance written notice stating both the rate increase date and the percentage rate increase. The percentage rate increase will apply to each policy on the policy anniversary date following the effective date of the increase. The increased rates may not exceed the valuation net premium for annually renewable term insurance calculated using the applicable statutory mortality table and the maximum statutory interest rate for each year.

       In addition, if Generali USA increases the rates, the Ceding Company has the right (but not the obligation) to recapture, in its entirety, all of the reinsured business for which Generali USA increases the reinsurance premiums. Recapture shall be on the next policy anniversary of each policy. The Ceding Company must notify Generali USA of their intention to recapture within ninety (90) days of the rate increase. In such circumstances, Generali USA will refund any unearned premium minus the amount of any unearned allowances.

       The Ceding Company will notify the Generali USA of its intent to increase rates charged to policyowners based in whole or in part on mortality. Generali USA may increase its rates on a consistent basis. Any increase in current reinsurance premium rates will apply as of the date that the Ceding Company's rate increase becomes effective. If Generali USA increases rates at another time or an increase is not consistent with the Ceding Company's increase, the Ceding Company may recapture as described in the previous paragraph.

C. Payment. Reinsurance premiums for a Reinsured Policy will be paid annually in advance. The Ceding Company will calculate the amount of reinsurance premium due for Reinsured

Treaty Reference N: 200601-024                   6

    Policies for each month, (the Reporting Period) and, within thirty (30) days after the end of each Reporting Period (the Ceding Company Remittance Date), will send Generali USA a statement that contains the information shown in
    Exhibit IV, showing reinsurance premiums and allowances due for that period.

1. If an amount is due Generali USA, the Ceding Company will remit that amount together with the statement, 2. If an amount is due the Ceding Company, Generali USA shall either contest that amount or remit such amount within thirty (30) days of receipt of the statement (the Generali USA Remittance Date). If Generali USA contests, the parties will diligently work to resolve but after fifteen (15) business days that effort is unsuccessful, they will resolve it by means of the dispute resolution provisions in Article XIV.

D. Interest. Premium balances that remain unpaid for more than fifteen (15) days after the Ceding Company Remittance Date or Generali USA Remittance Date will incur interest from such remittance date until the date paid in accordance with the provisions of Article XIX. A,

E. Condition Precedent. The payment of reinsurance premiums is a condition precedent to the liability of Generali USA for reinsurance covered by this Agreement. In the event that reinsurance premiums are not paid in full within thirty (30) days of the Ceding Company Remittance Date, Generali USA will have the right to terminate the reinsurance for all Reinsured Policies having reinsurance premiums in stream. If Generali USA elects to exercise its right of termination, it will give the Ceding Company thirty (30) days prior written notice of its intention. Such notice will be sent by certified mail.

  1. If all reinsurance premiums in arrears, including any that become in arrears during the notice period, are not paid before the expiration of the notice period, the Agreement will be terminated and Generali USA will he relieved of all liability for those policies as of the last date to which premiums have been fully paid. Subsequently, reinsurance coverage for all remaining Reinsured Policies will automatically terminate on the last date to which premiums have been paid.

      The right to terminate reinsurance will not prejudice Generali USA's right to collect premiums for the period during which reinsurance was in force prior to the termination.

  3, Terminated reinsurance may be reinstated, subject to approval by Generali USA, within fifteen (15) days of the date of termination, and upon payment of all reinsurance premiums in arrears including any interest accrued thereon.

      a. Generali USA will have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance.

4. The Ceding Company shall not force termination under the provisions of this Article solely to avoid the provisions regarding recapture in Article VII, or to transfer the reinsured policies to another reinsurer,

                           Article VI. Administration

This Agreement is "self-administered" meaning that Ceding Company shall have the responsibility of maintaining adequate records for the administration of the reinsurance provided pursuant to the Agreement. The Ceding Company will furnish Generali USA with periodic reports as specified below.

A. Periodic Reporting, The Ceding Company shall provide via electronic media the information specified in Exhibit IV within thirty (30) days after the end of every calendar month in a form and format agreed to by the parties in writing from time to time,

B. Report Modifications, The Ceding Company shall consult with Generali USA concerning any changes it proposes to implement in the data format or code structure. Generali USA must approve any changes prior to their use and such approval shall not be unreasonably withheld.

                 Article VII. Increase in Retention & Recapture

  A. Recapture. The Ceding Company may increase its maximum retention limits over the maximum retention limits set forth in Exhibit 1 and therefore "Recapture" a portion of the reinsured risk if the following conditions have been met.

     I. Reinsured Polices are not eligible for Recapture until the end of twenty
        (20) years from each such Reinsured Policy's effective date.

2. The Ceding Company must give Generali USA ninety (90) days written notice prior to its intended date of the commencement of recapture.

3. The Recapture must occur in conjunction with an increase in the Ceding Company's maximum amount on its schedule of retention. For a Reinsured Policy, if the Ceding Company has maintained its maximum retention for the plan of insurance and the insured's issue age, sex, and mortality classification, it may apply its increased retention limits to that Reinsured Policy to reduce the amount of reinsurance in force.

    4. The reduction of reinsurance on affected policies will become effective on the policy anniversary date immediately following the notice of election to recapture.

        If any reinsured policy is recaptured in accordance with this Article, all similarly situated Reinsured Policies eligible for recapture under the provisions of this Article must be recaptured up to the Ceding Company's new maximum retention limits. Such recapture must be done in a consistent manner and the Ceding Company must increase its total amount of insurance on each reinsured life that is eligible. The Ceding Company may not revoke its election to recapture for policies becoming eligible at future anniversaries.

    6. If this Agreement utilizes a "quota share" method of allocating the reinsured risk and the Ceding Company recaptures a portion of the reinsured risk, it must apply the same percentage ceded to each reinsurer when determining the amount to be recaptured.

    B. Additional Conditions.

1. If portions of the reinsured policy have been ceded to more than one reinsurer, the Ceding Company must allocate the reduction in reinsurance so that the amount reinsured by each reinsurer after the reduction is proportionately the same as if the new maximum dollar retention limits had been in effect at the time of issue.

2. If there is a reinsured waiver of premium claim in effect when recapture takes place, the Ceding Company will continue to pay the reinsurance premium and Generali USA will reimburse its share of the waiver claim until it terminates. Generali USA will not be liable for any other benefits, including the basic life risks that are eligible for recapture. All such eligible benefits will be recaptured as if there were no waiver claim in effect.

3. After the effective date of recapture, Generals USA will not be liable for any Reinsured Policies or portions of such Reinsured Policies eligible for recapture that the Ceding Company has overlooked. This circumstance will not be considered an Error as defined in, nor eligible for treatment pursuant to Article XII.

4. No recapture will be permitted if the Ceding Company has either obtained or increased stop loss reinsurance coverage as the rationale for the Increase in retention limits.

      S. If the retained percentage for new business is increased, the Ceding Company may not recapture up to the new percentage on in force policies for the same product.

     6. At the time of recapture Generali USA will refund unearned premiums. Further, Generali USA will refund the appropriate amount of unearned premium in instances where the Ceding Company has overlooked a Reinsured Policy or portion thereof as described in Article VII.B.3 above.

            Article VIII. Reductions, Terminations , Increases & Reinstatements

 Whenever a change is made in the status, plan, amount or other material feature of a Reinsured Policy, Generali USA will, upon receipt of notification of the change, provide adjusted reinsurance coverage in accordance with the provisions of this Agreement. The Ceding Company must notify Generali USA of any such change within thirty (30) days of its effective date.

  A. Reductions and Terminations

1. For any life reinsured under a Reinsured Policy, in the event of a reduction, lapse, or termination of (x) a Reinsured Policy under this Agreement or (y) any other policy, the Ceding Company will reduce or terminate reinsurance on that life. The reinsured amount on the life with all reinsurers must be reduced, effective on the same date, by the amount required such that the Ceding Company maintains the same amount as retained prior to a reduction, termination or lapse.

2. The reinsurance reduction will apply first to the policy or policies being reduced and then, on a chronological basis, to other reinsured policies on the life, beginning with the oldest policy. If a fully retained policy on a life that is reinsured under this Agreement is terminated or reduced, the Ceding Company will reduce the existing reinsurance on that life by a corresponding amount, with the reinsurance on the oldest polio), being reduced

Treaty Reference 9; 200601.024                   9
        first. If the amount of reduction exceeds the risk amount reinsured, the reinsurance on the policy or policies will be terminated.

   3. Generali USA will refund any unearned reinsurance premiums net of allowances. However, the reinsured portion of any policy fee will be deemed earned for a policy year if the policy is reinsured during any portion of that policy year.

B, increases

   1. Non-contractual Increases,

        a. If for a single Reinsured Policy the amount of insurance is increased as a result of a non-contractual change, the increase must be underwritten by the Ceding Company in accordance with its customary standards and procedures and then will be considered new reinsurance under this Agreement,

i. Generali USA's approval is required if the original policy was reinsured on a facultative basis or if the new amount will cause the reinsured amount on the life to exceed either the Automatic Binding Limits or the Jumbo Limits specified in Schedule A.

ii. The Ceding Company and Generali USA will share the increased amount proportionately up to the Ceding Company's maximum retention. Once the Ceding Company's maximum retention has been reached, the remaining amount will be reinsured on a proportional basis. Premiums for the additional reinsurance will be at the new-issue rate from the point of increase,

      b. Non-contractual increases applicable to more than one Reinsured Policy must be submitted to Generali USA for approval, which shall not be unreasonably withheld, prior to implementation.

   2. Contractual Increases.

      a. For policies reinsured on an automatic basis, reinsurance of increases in amount resulting from contractual policy provisions will be accepted only up to the Automatic Binding Limits specified in Schedule A.

       b. For policies reinsured on a facultative basis, reinsurance will be limited to the ultimate amount shown in Generali USA's facultative offer.

       c. Reinsurance premiums for contractual increases will be on a point-in-scale basis from the original issue age of the policy.

C. Reinstatements

  1. The Ceding Company shall notify Generali USA forty-five (45) days in advance of making any material changes to its policies, practices or procedures applicable to its reinstating lapsed or terminated policies (the "Reinstatement Policies") as they exist on the Coverage Commencement Date or as amended in accordance with this provision.

2. If the Ceding Company reinstates a policy, in accordance with the then current Reinstatement Policies, that was originally automatically ceded to the Generali USA; coverage for such policy under this Agreement shall also be reinstated.

3. Any policy originally reinsured with Generali USA on a facultative basis which has been in a lapsed status for more than ninety days must be submitted with underwriting requirements and approved by Generals USA before it is reinstated,

          Reinsurance premiums for the interval during which the policy was lapsed will be paid to Generali USA on the same basis as the Ceding Company charged the policyowner for the reinstatement. The Ceding Company will notify Generals USA of all reinstatements on its periodic statement of account.

                Article IX. Conversions, Exchanges & Replacements

  If a policy reinsured under this Agreement is converted, exchanged or replaced, the Ceding Company will promptly notify Generals USA. Unless mutually agreed otherwise, policies that are not reinsured with Generali USA. and that exchange or convert to a plan normally covered under this Agreement will not be reinsured hereunder.

    A. Conversions

1. Generals USA will continue to reinsure policies resulting from the contractual conversion of any Reinsured Policy, in an amount not to exceed the original amount reinsured hereunder. If the plan to which the original policy is convening is reinsured by Generals USA, either under this Agreement or under a different agreement, reinsurance premium rates for the resulting converted policy will be those contained in the agreement that covers the plan to which the original policy is converting. However, if the new plan is not reinsured by Generali USA, reinsurance premiums for a policy resulting from a contractual conversion will use the YRT Rates shown in Exhibit II. Reinsurance premiums and any allowances for conversions will be on a point-in-scale basis from the original issue age of the policy.

2. If during a conversion an increase in the risk amount results, the increase must be underwritten by the Ceding Company in accordance with its customary standards and procedures. Generali USA will accept its share of such increases, subject to the new business provisions of
          Article I of this Agreement. Reinsurance premiums and any allowances for increased risk amounts will be first-year premiums at the agreed-upon premium rate.

    B. Exchanges & Replacements

      1. To be eligible for reinsurance under this Agreement, a policy resulting from an internal exchange or replacement (an "Exchanged Policy") must be underwritten by the Ceding Company in accordance with the portions of its Underwriting Guidelines applicable to exchanges and replacements. An Exchanged Policy may be covered under this Agreement as follows:

        a. If the Ceding Company's guidelines would consider an Exchanged Policy to be "new business" and the Exchanged Policy uses an Underlying Policy form, then it may be submitted as "new business" if it meets the following criteria:

i. the Ceding Company has obtained complete and current underwriting evidence on the full ultimate amount;

ii.              the normal commissions are paid for the new plan; and

iii. the Suicide and Contestable provisions apply as if the policy were newly issued,. except where prohibited by statute.

        b. If the Ceding Company's guidelines do not treat the policy as new business and the replacement utilizes an Underlying Policy, the Exchanged Policy will continue to be ceded to Generali USA on a "point-in-scale" basis utilizing the YRT Rates shown in Exhibit 11 (the rates will be based on the original issue age, underwriting class and duration since the issuance of the original policy).

        c. If the Ceding Company's guidelines do not treat the policy as new business and the replacement does not utilize an Underlying Policy, no coverage is available under this Agreement.

        d. General! USA's approval to exchange or replace the policy will be required if the original policy was reinsured on a facultative basis.

                                Article X. Claims

  A. Death Claims. Claims covered under this Agreement include only "Death Claims" which are those that (i) arise out of the death of the Reinsured Policy's named insured and (ii) are for the contractual death benefits specified in the Reinsured Policy including any applicable riders and supplementary benefits specified in Schedule A.

  13. Notice. The Ceding Company shall give Generali USA written notice within twenty (20) days of submission to the Ceding Company of any Death Claim.

  C. Proofs. The Ceding Company will promptly provide General' USA with proper claim proofs, including a copy of the proof of payment by the Ceding Company and a copy of the insured's death certificate. In addition, for contestable claims, the Ceding Company will send to Generali USA a copy of all non-privileged claim related documents, information or underwriting papers.

1. The Ceding Company's contractual liability for policies reinsured under this Agreement is binding on Generali USA.

2. However, for claims incurred during the contestable period, if the total amount of reinsurance ceded to all reinsurers on the policy is greater than the amount retained by the Ceding Company, or if the Ceding Company retained less than its usual retention on the policy, the Ceding Company will consult with Generali USA before conceding liability or making settlement to the claimant. Generali USA will promptly provide the Ceding Company with its observations concerning the claim. The parties acknowledge that

Treaty Reference #: 200601-024                  12
       regardless of its duty to consult in these circumstances, the Ceding Company retains its ultimate authority regarding claim payment and settlement.

D. Limitations. Regardless of any provision to the contrary, the following limitations apply to any claim payment.

   I. Reinsured Policy Provisions. All coverage provided pursuant to this Agreement shall be subject to the same clauses, terms and conditions of the Reinsured Policies; but nevertheless subject to the terms and conditions of this Agreement. For purposes of clarity, if there is a conflict between the terms of a Reinsured Policy and this Agreement, this Agreement shall control.

  2. The total reinsurance recoverable from all companies will not exceed the Ceding Company's total contractual liability on the policy, less the amount retained. The maximum reinsurance death benefit payable to the Ceding Company under this Agreement is the risk amount specifically reinsured with General' USA. General' USA will also pay its proportionate share of the interest that the Ceding Company pays on the death proceeds until the date of settlement,

3. Life benefit payments will be made in a single sum, regardless of the Ceding Company's settlement options.

E. As soon as Generali USA receives acceptable claim notice and proper claim proofs, General' USA will promptly pay the reinsurance benefits due the Ceding Company. Any such reinsurance benefits that remain unpaid thirty
     (30) days after the receipt by General' USA of acceptable claim notice and proper claim proofs, will incur interest in accordance with the provisions of Article XIX,A., from the thirtieth (30(0)) day until paid,

                              Article XI. Contestable Claims

A. Notice. The Ceding Company will promptly notify General' USA of its intention to contest, compromise, or litigate a Death Claim Involving a Reinsured Policy. The Ceding Company will also promptly and fully disclose all non-privileged information relating to such claim including all significant developments in the Ceding Company's investigation and notification of any legal proceedings against it in response to denial of the claim.

B. Participation. Once notified, Generali USA will promptly notify the Ceding Company in writing of its decision to accept participation in the contest, compromise, or litigation.

1. If Generali USA does not accept participation, it will then fulfill its obligation by paying the Ceding Company its MI share of the Death Claim's contractual liability. Such payment will fully and completely satisfy all of Generali USA's obligations in regards such Reinsured Policy.

2. If Generali USA accepts participation and the Ceding Company's contest, compromise, or litigation results in a reduction or increase in liability, Generali USA will share in any such reduction or increase in the risk on the contested policy, in proportion to its share, up to the policy limits specified for the respective coverages In the Reinsured Policy and subject to all other provisions of this Agreement.

C.      Expenses. If Generali USA has agreed to participate pursuant to Article
        XI. B. 2 above, it will pay its share of reasonable claim investigation and legal expenses connected with the litigation or settlement of contractual liability,

       1. Generali USA will not reimburse the Ceding Company for routine claim and administration expenses, including but not limited to the Ceding Company's home office expenses, compensation of salaried officers and employees, and any legal expenses other than third party expenses incurred by the Ceding Company. Claim investigation expenses do not include expenses incurred by the Ceding Company as a result of a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits.

     D. In no event shall Generali USA have any liability for any, punitive, exemplary, extra-contractual or similar damages, fines or penalties which are assessed against the Ceding Company as a result of acts, omissions or course of conduct committed by the Ceding Company. The parties recognize that circumstances may arise in which Generali USA's conduct would require, based upon equitable principles of law, Generali USA to share proportionately in punitive and compensatory damages awarded, to the extent permitted by law. The parties agree that for this to occur, Generali USA must have been a direct, active, decision making participant in the conduct that gives rise to the extracontractual liability and that the intervention is to such an extent that it equitably should be considered when extracontractual liabilities are apportioned.

1. For purposes of this section, the following are examples of where the Generali USA's conduct will give rise to such a responsibility: a) it has actively taken control of the litigation and is directing the Ceding Company's action; b) it is attempting to compel. acceptance of its direction by a specific written threat of withholding payment of reinsurance proceeds.

2. The parties agree that the decision to participate in a Contest is not a sufficiently direct, active, decision making role so as to give rise to extracontractual damages nor is the provision of advice concerning a claim that was solicited by the Ceding Company.

                               Article XII. Administrative Errors

Definition. For purposes of this Article, an "Error" (or collectively "Errors") refers to the situation where a party through an unintentional error, oversight, omission, or misunderstanding fails to comply with the terms of this Agreement applicable to the administration of the Agreement.

The following are not considered Errors for purposes of this Agreement:

A. Issues arising out of the application of the underwriting guidelines or use of automatic binding privileges.

B. Grossly negligent, deliberate acts or repetitive errors (i.e., those that a party has become aware of and which then occur again).

C. A circumstance that would be an "Error" but it is a "Late Reported Policy" or a "Late Reported Termination" defined and covered as follows.

     1. Late Reported Policies will be excluded from coverage. a. A "Late Reported Policy" will include:.

i. any single policy reported by the Ceding Company more than three (3) years after the policy was effective which has a net amount at risk ceded to Generali USA equal to or greater than $500,000; or

ii. an aggregation of polices (aggregated by calendar year for each policy's effective date), regardless of date reported, in which:

                      (I) each of the included policies is reported more than
                          three (3) years after such policies' respective effective date; and,

                      (2) the number of such policies for each calendar year
                          equals or exceeds five percent (5%) of the sum of all appropriately submitted "new business" policies pursuant to all of the Ceding Company's reinsurance agreements for such year.

      2. Generali USA will only refund the last three (3) years of premium for Late Reported Terminations.

         a. A Late Reported Termination is a covered policy terminated in accordance with its terms or by agreement of the parties that is:

              i. reported by the Ceding Company more than three (3) years after the termination was effective; and,

                 the respective number of such terminations, aggregated by calendar year for the year in which the termination should have been processed (the "Reporting Year"), exceeds two percent (2%) of the number of terminations appropriately reported pursuant to all of the Ceding Company's reinsurance agreements for such Reporting Year.

Notice. Upon discovery of the Error by a party, it shall promptly notify the other party, providing as much detail as is available about the circumstances, Additionally, the notifying party shall propose a resolution to the Error which shall include steps that will be taken to avoid similar errors in the Adore.

 Correction. The goal of any proposed resolution is to restore the other party to a position it would have occupied if the Error had not occurred, including the payment of interest.

     1. If the injured party does not accept the proposed resolution, the parties will engage in the Dispute Resolution activity and attempt to agree on a resolution to the situation in a manner that is fair, reasonable, and most closely approximates the intent of the parties as evidenced by this Agreement.

Misstatement of age or sex. In the event the amount of insurance provided by a policy or policies reinsured hereunder is increased or. reduced because of a misstatement of age or sex established after the death of the insured, Generali USA shall share in the increase or reduction in the proportion that the net liability of Generali USA bore to the sum of the retained net liability of the

'peaty Reference #: 200601-024                   15

  Ceding Company and the net liability of other reinsurers immediately prior to such increase or reduction. The reinsurance with Generali USA shall be written from commencement on the basis of the adjusted amounts using premiums and reserves at the correct ages and sox. The adjustment for the difference in premiums shall include payment of interest,

                              Article XIII. DAC Tax

    A, The parties to this Agreement agree to the following provisions pursuant to Section 1.8482(g)(8) of the Income Tax Regulations effective December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended:

      I. The terms used in this Article are defined by reference to Regulation
         Section 1.848-2, effective December 29, 1992.

2. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(I).

3. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency, or as otherwise required by the Internal Revenue Service.

4. The Ceding Company will submit a schedule to Generali USA by May 1 of each year with its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company will report such net consideration in its tax return for the preceding calendar year. General( USA may contest such calculation by providing an alternative calculation to the Ceding Company in writing within thirty (30) days of General( USA's receipt of the Ceding Company's calculation. If Generali. USA does not so notify the Ceding Company within the required timeframe, General( USA will report the net consideration as determined by the Ceding Company in Generali USA's tax return for the previous calendar year.

5. If Generali USA contests the Ceding Company's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date General( USA submits its alternative calculation. If the Ceding Company and Generali USA reach an agreement on an amount of net consideration, each party will report the agreed upon amount in its tax return for the previous calendar year.

6. Both the Ceding Company and Generali USA represent and warrant that they are subject to United States taxation under either Subchapter L or Subpart F of Part Ill of Subchapter N of the Internal Revenue Code of 1986, as amended.

                       Article XIV, Dispute Resolution & Arbitration

  A. Dispute Resolution: In the event of a dispute arising out of or relating to this Agreement, the parties agree to the following process of dispute resolution. Within fifteen (15) days after Generali USA has first given the other party written notification of a specific dispute, each party will appoint a designated company officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as soon as possible and as often as

Treaty Reference 6: 200601-024                  16
      necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information. will be honored. The designated officers will decide the specific format for such discussions:

    1. If the officers cannot resolve the dispute within thirty (30) days of their first meeting, the dispute will be submitted to formal arbitration pursuant Section B below, unless the parties agree in writing to extend the negotiation period for an additional thirty (30) days.

  B. Arbitration. If Generali USA and the Ceding Company cannot mutually resolve a dispute that arises out of or relates to this Agreement as provided in A above, the dispute will be decided through arbitration as a precedent to any right of action hereunder.

1. To initiate arbitration, either the Ceding Company or Generali USA will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within fifteen (15) days of its receipt.

2. There will be three arbitrators who will be current or former officers of life insurance or life reinsurance companies other than the parties to this Agreement, their affiliates or subsidiaries. Each of the parties will appoint one of the arbitrators and these two arbitrators will select the third. If either patty refuses or neglects to appoint an arbitrator within sixty (60) days of the initiation of the arbitration, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) days of the appointment of the second arbitrator, then the appointment of the third arbitrator will be left to the American Arbitration Association.

3. Once chosen, the arbitrators are empowered to select the site of the arbitration and decide all substantive and procedural issues by a majority of votes. As soon as possible, the arbitrators will establish arbitration procedures as warranted by the facts and issues of the particular case. The arbitrators will have the power to determine all procedural rules of the arbitration, including but not limited to inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration, The arbitrators may consider any relevant evidence; they will weigh the evidence and consider any objections. Each party may examine any witnesses who testify at the arbitration hearing.

4. In making their decision, the arbitrators shall attempt to fashion a resolution in a manner that is fair and reasonable, and most closely approximates the intent of the parties as evidenced by this Agreement. Further, the arbitrators may also consider the customs and practices of the life insurance and life reinsurance industries. The arbitrators are not empowered to render a decision that would incorporate a remedy whose scope or nature is materially beyond that which is contemplated by the Agreement. For purposes of clarity, this provision would require the utilization of the Agreements' interest formula if the award included an award of interest. Finally, the arbitrators are specifically precluded from incorporating in any award extra contractual damages of any type including punitive or consequential damages,

5. The decision of the arbitrators will be made by majority rule and will be submitted in writing within thirty (30) days of the end of the hearing. Except for questions concerning

Treaty Reference #: 200601(.)024                17
        the scope of the remedy, the decision will be final and binding on both parties and there will be no appeal from the decision. Either party to the arbitration may petition any court having jurisdiction over the parties to reduce the decision to judgment.

6. Each party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees. The parties will jointly and equally bear the expense of the third arbitrator and other costs of the arbitration,

    7. This Article will survive termination of this Agreement. Article XV. Confidentiality

  A. Ceding Company and Generali USA agree that neither party will disclose nor use "Proprietary Information" or "Non-public Information" (collectively "Information") provided under this Agreement in ally way except for the purposes for which the information was provided.

1. "Proprietary Information" means any tangible or intangible proprietary or confidential information, materials or trade secrets belonging to the disclosing party or its affiliates (whether disclosed orally, in writing, in electronic format or otherwise), including, but not limited to the disclosing party's: computer systems; processes, methods and techniques; equipment; date; reports; know-how; existing and proposed contracts with third parties; business plans, including Information concerning the existence and scope of activities of any research, development, marketing or other projects of the disclosing party, which are furnished, disclosed, learned or otherwise acquired by the recipient during or in the course of discussions preceding the business relationship between the parties memorialized by this Agreement.

2. "Non-public Information" means personally-identifiable financial and/or health information (whether disclosed orally, in writing, in electronic format or otherwise) that (1) is provided by a consumer to either party or its affiliates, (ii) results from a transaction with or service performed for the customer by either party or its affiliates, or (iii) is otherwise obtained by either party or its affiliates from sources other than those that are generally publicly available.

  E. Security Measures. Ceding Company and Generali USA also mutually agree that each party will implement information security measures to ensure that it and any third party used by it will protect the Information. Ceding Company and Generali USA further mutually agree that such security measures shall meet or exceed accepted industry standards for businesses of similar size within the insurance and reinsurance industry.

  C. Non-Public Information. Generali USA acknowledges that it may be provided with access to Non-public Information concerning the Ceding Company's customers and, to the extent that such information (i) identifies the individual customer as a customer of the Ceding Company, (ii) was obtained by Generali USA while acting in its capacity as reinsurer of the Ceding Company or (iii) was obtained by Ceding Company during the administration or underwriting of the customer's Insurance policy and/or annuity contract, the Non-public Information shall be and remain the property of the Ceding Company. Further, Generali USA shall not disclose to any person outside its organization, Non-Public Information of the disclosing party, unless such disclosure is required in performance of any services, such

Treaty Reference #: 200601-024                   18
     as the disclosure to the "M1B", retrocessionaires, auditors, etc., contemplated under the Agreement or as otherwise required or permitted by applicable law,

  D. Proprietary Information. Ceding Company and Generali USA shall hold Proprietary Information in confidence and shall not use or exploit such Information for its own benefit or the benefit of another without the prior written consent of the disclosing party, Recipient may, in the performance of services under the Agreement, disclose Proprietary Information to either affiliated or non-affiliated third parties who have a need to know the Proprietary Information, provided such persons are Informed of and agree in writing to comply with the confidentiality obligations of this Agreement.

    1. Limitation on Obligations

        The obligations of the recipient specified above shall not apply to any Proprietary Information to the extent that such Information:

a. is known by or in the possession of the recipient prior to disclosure in accordance with this Agreement, provided that, the Information is not known by the recipient to be subject to another confidentiality agreement with the disclosing party or other obligations of confidentiality to the disclosing patty;
b. is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the recipient or any of its representatives, including breach of this Agreement;

        c, becomes known to the recipient through disclosure by sources other than the disclosing party having the legal right to disclose such Information;

d. has been independently developed by the recipient without reference to or use of the Information; e. is required to be disclosed by the recipient to comply with a court order or other legal or regulatory process, provided that the recipient provides prior written notice of such disclosure to the disclosing party and takes commercially reasonable and lawful actions to avoid and/or minimize the extant of such disclosure. Except as specifically set forth above, the receiving party's obligation to protect the disclosing party's Information shall continue in perpetuity;

B. Violation of Law. Notwithstanding the foregoing, neither party shall disclose Information to any other party if such disclosure would violate applicable Federal or State Privacy Regulations or Statutes.

F. Breach. If there is a breach of terms contained in this Article, either Party will give notice to the other of the breach in writing and an opportunity to cure such breach within fifteen (15) days of receipt of such notice.
                                       19

                                  Article XVI. Insolvency

A. Ceding Company

   I. In the event of the insolvency of the Ceding Company, this reinsurance shall be payable directly to the Ceding Company, or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Ceding Company without diminution because of the insolvency of the Ceding Company or because the liquidator, receiver, conservator or statutory successor of the Ceding Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Ceding Company shall give written notice to Generali USA of the pendency of a claim against the Ceding Company, indicating the policy or bond reinsurance which claim would involve a possible liability on the part of the reinsurers within a reasonable time after that claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of that claim Generali USA may investigate that claim and interpose, at its own expense, in the proceeding where that claim is to be adjudicated any defense(s) they may deem available to the Ceding Company or its liquidator, receiver, conservator or statutory successor. This expense incurred by Generali USA shall be chargeable, subject to the approval of the court, against the Ceding Company as part of the expense of conservation or liquidation to the extent of a pro rater share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by Generali USA.

2. Where two (2) or more reinsurers are involved in the same claim and a majority in interest elects to interpose defense to that claim, the expense shall be apportioned in accordance with the terms of the reinsurance agreement as though that expense had been incurred by the Ceding Company.

3. This insolvency clause shall not preclude Generali USA from asserting any excuse or defense to payment of this reinsurance other than the excuses or defenses of the insolvency of the Ceding Company and the failure of the Ceding Company's liquidator, receiver, conservator or statutory successor to pay all or a portion of any claim.

B.     Generali USA

   I, In the event of the Generali USA's insolvency, the Ceding Company may cancel the Agreement for future new business and will notify Generali USA in writing of its Intent. The parties agree to waive the notification period for this cancellation, and the effective date will be no earlier than the effective date of Generali USA's insolvency.

       Further, upon giving written notice to Generali USA, the Ceding Company may also recapture all of the inforce business reinsured by Generali USA under this Agreement. In such an event, Generali USA will return unearned premium less unearned allowances.

                      Article XVII. General Reinsurance Provisions

A. Reliance. Ceding Company affirms that it has and will timely and fully disclosed all information relevant to the risks being reinsured by the Agreement and acknowledges its understanding that Generali USA will rely upon such information. Ceding Company agrees to use "utmost good faith" in its efforts to meet this duty and hers under the Agreement.

B. OFAC. The Ceding Company represents that it is, and shall use best efforts to continue to be, in compliance with all laws, regulations, judicial and administrative orders applicable to the business reinsured under this Agreement (collectively "Laws"), including, but not limited to, sanctions laws administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"), as such laws may be amended from time to time. Neither the Ceding Company nor Generali USA shall be required to take any action under this Agreement that would result in it being in violation of said laws, including, but not limited to, making any payments in violation of the law. Should either party discover a reinsurance payment has been made in violation of the law, it shall notify the other party and the parties shall cooperate in order to take all necessary corrective actions, including, but not limited to, the return of the payment to Generali USA, unless prohibited by law.

C. Access to Records. Generali USA and the Ceding Company, or their duly authorized representatives, will have the right to inspect original papers, records, and all documents relating to the business reinsured under this Agreement including underwriting, claims processing, and administration. Such access will be provided during regular business hours at the office of the inspected party. This provision will survive the termination of the Agreement.

D. Expanses. The Ceding Company will pay for all medical examinations, inspection fees, attending physicians' statements and other charges incurred in connection with the issuance of the original insurance covered under this Agreement.

E. Offset. Any debts or credits, in favor of or against either the Generali USA or the Ceding Company with respect to this Agreement, are deemed mutual debts or credits and may be offset, and only the balance will be allowed or paid. The right of offset will not be affected or diminished because of the insolvency of either party. The patties acknowledge and agree that claims by the Ceding Company may not be offset against Premium due unless the Generali USA has agreed in writing.

F. Premium Tax. Generali USA shall not reimburse the Ceding Company for premium taxes on reinsurance premiums.

G. Dividends, Cash Values. Generali USA will not reimburse the Ceding Company for its proportionate share of the dividends or cash values paid by the Ceding Company to policyholders.

H. Third Parties. This Agreement is a contract between the Ceding Company and Generali USA only. Neither Agreement nor the exercise of any right under the Agreement create any right or legal relationship between Generali USA and any policyholder, agent, or employee of the Ceding Company or any employee of a policyholder or insured or beneficiary under any Reinsured Policy or other Ceding Company agreement or contract with such third person.

    I, Cessions.

1. The Ceding Company will retain net for its own account the insurance Retention specified in Exhibit I, and will not reinsure or otherwise transfer all or any part of that Retention, without Generali USA's prior written agreement.

2. The Ceding Company will not cede an Underlying Policy to Generali USA unless the amount to be reinsured at issue exceeds the Initial Minimum Cession amount shown in Schedule A.

                      Article XVIII. Duration of Agreement

A. Subject to the provisions of Article V. E regarding payment of premium and Article XVI. B regarding insolvency of Generali USA, this Agreement is indefinite as to its duration, The Ceding Company or Generali USA may terminate this Agreement with respect to the reinsurance of new business by giving ninety (90) days written notice of termination to the other party, sent by certified mail. The first day of the notice period is deemed to be the date the document is postmarked.

      1. During the notification period, the Ceding Company may continue to cede and Generali USA will continue to accept pursuant Article I Underlying Policies covered under the terms of this Agreement,

B. Subject to the provisions of Article V. E, reinsurance coverage on all reinsured policies will remain in force until the termination or expiry of the Reinsured Policies on which date this Agreement will automatically terminate or until the contractual termination of reinsurance under the terms of this Agreement, whichever occurs first,

                         Article XIX. General Provisions

A. Interest. If, under the terms of this Agreement, interest is accrued on amounts due either party, such interest will be calculated using the "3 Month Treasury Rate" as reported in the Wall Street Journal on the date the payment becomes due, except as specified elsewhere in this Agreement.

B. Entire Agreement. This agreement shall constitute the entire agreement between the parties with respect to the business reinsured hereunder and supersede all prior agreements, promises, representations or discussions of any type. The parties acknowledge and agree that "Facultative Offers of Coverage" made and accepted in accordance with Article II are incorporated into this Agreement and made a part thereof. There are no other understandings between the parties other than as expressed in this Agreement. Any change or modification to this agreement shall be null and void unless made by written amendment to this Agreement signed by both parties. For avoidance of doubt, any confidentiality agreements entered into by the parties are hereby terminated and superseded by the terms of this Agreement.

C, Notices: All notices, requests, instructions, demands, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date delivered by hand or by courier service such as Federal Express, or by other messenger (or, if delivery is raised, upon presentment) or upon electronic confirmation of a facsimile transmission, or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses:

Treaty Reference#: 200601.024                    22

     If to the Ceding Company:

     Ameritas Variable Life Insurance Corp.
     5900 "0" Street
     Lincoln, Nebraska 68501
     Ann: Marty L. Johnson

     If to General; USA:

     General; USA Life Reassurance Company 8330 Ward Parkway
     Kansas City, MO 64114
     Attn: Treaty Department

D. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of Nebraska.

E. Non-Waiver of Rights. No waiver by any party of any default by any other party in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other promise, term or condition of this Agreement, No prior transactions or dealings between any of the parties shall be deemed to establish any custom or usage waiving or modifying any provisions hereof. The failure of any party to enforce any part of this Agreement shall not constitute a waiver by such party of its right to do so, nor shall it be deemed to be an act of ratification or consent.

P. Severability. If any provision of this Agreement is determined, for any reason, to be invalid, illegal, or unenforceable in any respect, (1) such provision or provisions shall be ineffective but only to the extent of such invalidity, illegality, or unenforceability and (2) such determination will not impair or affect the remaining provisions of this Agreement. In such an event, Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein, unless such a construction would be unreasonable,

G. Assignment. All the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, whether so expressed or not; however, no party hereto shall assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other party hereto.

H. Currency: All payments under this agreement shall be made in currency of the United States of America.

L Compliance with Law. The parties shall in all matters relating to the Agreement comply with all applicable regulatory provisions.

J. Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same document.

Treaty Reference #: 200601-024                   23

K. Descriptive Headings and Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning, construction or interpretation of, this Agreement. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. The parties have participated jointly in the negotiation and drafting of this Agreement and no rule of construction against the draftsperson shall be applied hereto.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]



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



THIS AGREEMENT CONTAINS A BINDING ARBITRATION CLAUSE WHICH MAY BE ENFORCED BY THE PARTIES

IN WITNESS WHEREOF, this agreement is hereby executed.

Ameritas Variable Insurance Company        Generali USA Life Reassurance Company

By:  /S/ Marty L. Johnson                   By:  /S/ David A. Gates
     --------------------                        ------------------

Name:  Marty L. Johnson                     Name:  David A. Gates
       ----------------                            --------------

Title:  Vice President                               Title:  SVP
      ----------------                                     -----

Date:  5/3/07                                        Date:  5/10/2007
     --------                                             -----------





By:  /S/ Peter E. Whipple                   By:  /S/ Michael A. Scearce
     --------------------                        ----------------------

Name:  Peter E. Whipple                     Name:  Michael A. Scearce
       ----------------                            ------------------

Title:  Second Vice President                  Title:  Associate General Counsel

Date:  5/3/07                                      Date:  5/10/2007
     --------                                           -----------


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